Registration Statement No. 333-148054
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated March 28, 2011 to the Prospectus dated May 16, 2008, the Prospectus Supplement dated January 25, 2010 and the Product Supplement dated December 3, 2010
US$10,427,000
Senior Medium-Term Notes, Series A
Reverse Exchangeable Notes
Each Linked to a Single Reference Stock Issuer

•
This pricing supplement relates to twenty four separate note offerings. Each issue of the notes is linked to one, and only one, Reference Stock. You may participate in any of the twenty four offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of some or all of the Reference Stocks described below.

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common equity securities of the applicable Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of any of the Reference Stocks.
•
Each issue of the offered notes will pay interest monthly at the fixed per annum rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Stock Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price below the applicable Trigger Price during the Monitoring Period, as described below.

•	RevEx 0061 to 0078, and RevEx 0123 to 0124, have a term of approximately three months, and RevEx 0079 to 0084 have a term of approximately six months.
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the applicable Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0061	LDK Solar Company, Ltd.	LDK	$616,000	20.55%	$11.71	$8.20	06366QDE4	100%	2.000% US$12,320.00	98.000% US$603,680.00
0062	ATP Oil & Gas Corporation	ATPG	$464,000	16.00%	$18.71	$14.03	06366QDF1	100%	2.000% US$9,280.00	98.000% US$454,720.00
0063	US Airways Group, Inc.	LCC	$80,000	15.60%	$9.02	$6.77	06366QDG9	100%	2.000% US$1,600.00	98.000% US$78,400.00
0064	McMoRan Exploration Co.	MMR	$114,000	10.30%	$17.93	$13.45	06366QDH7	100%	2.000% US$2,280.00	98.000% US$111,720.00
0065	Netflix Inc.	NFLX	$64,000	10.55%	$237.32	$177.99	06366QDJ3	100%	2.000% US$1,280.00	98.000% US$62,720.00
0066	NVIDIA Corporation	NVDA	$577,000	17.00%	$19.32	$14.49	06366QDK0	100%	2.000% US$11,540.00	98.000% US$565,460.00
0067	Patriot Coal Corporation	PCX	$614,000	19.00%	$24.85	$18.64	06366QDL8	100%	2.000% US$12,280.00	98.000% US$601,720.00
0068	Sirius XM Radio Inc.	SIRI	$214,000	12.90%	$1.72	$1.29	06366QDM6	100%	2.000% US$4,280.00	98.000% US$209,720.00
0069	Veeco Instruments Inc.	VECO	$2,426,000	17.10%	$49.72	$37.29	06366QDN4	100%	2.000% US$48,520.00	98.000% US$2,377,480.00
0070	Baidu, Inc.	BIDU	$1,616,000	10.00%	$133.67	$106.94	06366QDP9	100%	2.000% US$32,320.00	98.000% US$1,583,680.00
0071	Cliffs Natural Resources Inc.	CLF	$587,000	12.00%	$94.64	$75.71	06366QDQ7	100%	2.000% US$11,740.00	98.000% US$575,260.00
0073	Cirrus Logic, Inc.	CRUS	$287,000	17.70%	$21.49	$17.19	06366QDS3	100%	2.000% US$5,740.00	98.000% US$281,260.00
0075	Foster Wheeler AG	FWLT	$398,000	10.40%	$35.83	$28.66	06366QDU8	100%	2.000% US$7,960.00	98.000% US$390,040.00
0076	Green Mountain Coffee Roasters, Inc.	GMCR	$166,000	17.80%	$62.70	$50.16	06366QDV6	100%	2.000% US$3,320.00	98.000% US$162,680.00
0077	Seabridge Gold, Inc.	SA	$165,000	8.75%	$31.30	$25.04	06366QDW4	100%	2.000% US$3,300.00	98.000% US$161,700.00

(continued on the next page)

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, page PS-4 of the product supplement, page S-1 of the prospectus supplement and on page 5 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on March 31, 2011.
BMO CAPITAL MARKETS

(continued from the cover page)

0078	Silver Wheaton Corporation	SLW	$15,000	13.95%	$42.70	$34.16	06366QDX2	100%	2.000% US$300.00	98.000% US$14,700.00
0079	Hecla Mining Company	HL	$293,000	16.10%	$8.81	$6.17	06366QDY0	100%	2.250% US$6,592.50	97.750% US$286,407.50
0080	Akamai Technologies, Inc.	AKAM	$10,000	10.00%	$37.51	$28.13	06366QDZ7	100%	2.250% US$225.00	97.750% US$9,775.00
0081	DryShips Inc.	DRYS	$33,000	13.50%	$4.97	$3.73	06366QEA1	100%	2.250% US$742.50	97.750% US$32,257.50
0082	Las Vegas Sands Corp.	LVS	$67,000	15.50%	$41.82	$33.46	06366QEB9	100%	2.250% US$1,507.50	97.750% US$65,492.50
0083	United Continental Holdings Inc.	UAL	$239,000	16.30%	$23.45	$18.76	06366QEC7	100%	2.250% US$5,377.50	97.750% US$233,622.50
0084	Walter Energy, Inc.	WLT	$122,000	17.75%	$128.79	$103.03	06366QED5	100%	2.250% US$2,745.00	97.750% US$119,255.00
0123	ATP Oil & Gas Corporation	ATPG	$630,000	12.05%	$18.71	$11.23	06366QGC5	100%	1.625% US$10,237.50	98.375% US$619,762.50
0124	Hecla Mining Company	HL	$630,000	13.54%	$8.81	$5.73	06366QGD3	100%	1.625% US$10,237.50	98.375% US$619,762.50

Key Terms of all the Notes:

Payment at Maturity:	The payment at maturity for each of the notes is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the applicable Final Stock Price is less than the applicable Initial Stock Price; and

(2)
on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined to a price that is less than the applicable Trigger Price.  (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	March 28, 2011

Settlement Date:	March 31, 2011

Interest Payment Dates:
Interest on the notes will be paid in equal monthly installments on the last business day of each month, beginning on April 29, 2011, to and including the applicable maturity date (subject to postponement as described in the product supplement).

Monitoring Period:	The period from the pricing date to and including the Valuation Date.

Physical Delivery Amount:
The number of shares of the applicable Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.

Cash Delivery Amount:
For each Reference Stock, the amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price of that Reference Stock, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the applicable Reference Stock on the pricing date as indicated on the cover page.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Stock Price:	The closing price of the applicable Reference Stock on the Valuation Date.

Automatic Redemption:	Not Applicable

Key Terms of RevEx 0061 to 0078, and RevEx 0123 and 0124:		Key Terms of RevEx 0079 to 0084:

Valuation Date:	June 27, 2011	Valuation Date:	September 27, 2011

Maturity Date:	June 30, 2011	Maturity Date:	September 30, 2011

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to twenty four separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (and not to a basket that includes any other Reference Stock). You may participate in any of the note offerings or, at your election, in two or more of the offerings.

You should read this pricing supplement together with the product supplement dated December 3, 2010, the prospectus supplement dated January 25, 2010 and the prospectus dated May 16, 2008.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated December 3, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000121465910003184/c123100424b5.htm

•	Prospectus supplement dated January 25, 2010:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004957/o58842b5e424b5.htm

•	Prospectus dated May 16, 2008:
http://www.sec.gov/Archives/edgar/data/927971/000095012310004953/o58753e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this terms sheet, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated December 3, 2010.

•
Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Stock Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price to a closing price that is less than the applicable Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the applicable Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

•
Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the applicable Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuers, including extending loans to, or making equity investments in, the Reference Stock Issuers, or providing advisory services to them.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold shares of the Reference Stocks.  As a potential purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will have no ownership rights in the applicable Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•
No affiliation with the Reference Stock Issuers. — We are not affiliated with the Reference Stock Issuers.  You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading in the Reference Stocks. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock Issuer under the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the applicable Reference Stock, and whether its closing price was below the applicable Trigger Price on any trading day during the applicable Monitoring Period.

LDK Solar Company, Ltd.

LDK Solar Company, Ltd. manufactures multicrystalline solar wafers. The company sells multicrystalline wafers globally to manufacturers of photovoltaic products including solar cells and solar modules. Solar wafers are the principal raw material used to produce solar cells which convert sunlight into electricity. This Reference Stock is an ADR that trades on the New York Stock Exchange (“NYSE”) under the symbol “LDK.”

Historical Information of the American Depository Receipts of LDK Solar Company, Ltd.

The following table sets forth the high and low closing prices of the Reference Stock from the second quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	Second Quarter	32.50	22.27
	Third Quarter	76.75	31.57
	Fourth Quarter	75.25	26.15

2008	First Quarter	51.60	19.64
	Second Quarter	47.62	27.20
	Third Quarter	52.40	26.02
	Fourth Quarter	33.87	9.49

2009	First Quarter	16.46	3.75
	Second Quarter	14.27	6.08
	Third Quarter	12.40	8.25
	Fourth Quarter	9.42	5.06

2010	First Quarter	8.41	5.86
	Second Quarter	8.53	4.97
	Third Quarter	10.84	5.00
	Fourth Quarter	14.97	9.63

2011	First Quarter (through the pricing date)	14.96	10.22

ATP Oil & Gas Corporation

ATP Oil & Gas Corporation acquires and develops natural gas and oil properties, and produces natural gas and crude oil, primarily in the outer continental shelf of the Gulf of Mexico. The company concentrates on proven undeveloped reserves which have not been strategic to major oil and gas exploration companies. The company also operates in the shallow waters of the Gulf of Mexico and in the North Sea. Its common stock trades on the Nasdaq Global Select Market under the symbol "ATPG."

Historical Information of the Common Stock of ATP Oil & Gas Corporation.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	43.65	35.15
	Second Quarter	49.00	37.46
	Third Quarter	49.39	38.44
	Fourth Quarter	57.58	43.21

2008	First Quarter	52.25	28.89
	Second Quarter	47.35	26.55
	Third Quarter	41.50	16.17
	Fourth Quarter	18.69	3.89

2009	First Quarter	7.92	2.75
	Second Quarter	10.16	4.84
	Third Quarter	22.98	5.22
	Fourth Quarter	21.87	14.40

2010	First Quarter	20.57	12.72
	Second Quarter	23.97	8.16
	Third Quarter	14.72	8.85
	Fourth Quarter	17.44	13.06

2011	First Quarter (through the pricing date)	21.39	15.50

US Airways Group, Inc.

US Airways Group, Inc. is an air carrier that transports passengers, property, and mail. The company provides regularly scheduled service at airports in the United States, Canada, Europe, the Caribbean, and Latin America. Its common stock is traded on the NYSE under the symbol “LCC.”

Historical Information of the Common Stock of US Airways Group, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	62.50	44.01
	Second Quarter	48.30	26.78
	Third Quarter	36.19	24.26
	Fourth Quarter	33.34	14.41

2008	First Quarter	16.44	7.24
	Second Quarter	9.94	2.30
	Third Quarter	10.13	1.45
	Fourth Quarter	11.23	3.16

2009	First Quarter	9.66	1.88
	Second Quarter	5.35	2.12
	Third Quarter	5.60	2.00
	Fourth Quarter	5.40	2.82

2010	First Quarter	8.17	4.47
	Second Quarter	10.87	5.71
	Third Quarter	11.40	8.02
	Fourth Quarter	12.25	8.94

2011	First Quarter (through the pricing date)	11.55	7.72

McMoRan Exploration Co.

McMoRan Exploration Co. explores for and produces oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Its common stock trades on the NYSE under the symbol "MMR."

Historical Information of the Common Stock of McMoRan Exploration Co.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	15.53	11.03
	Second Quarter	15.72	12.51
	Third Quarter	17.93	12.96
	Fourth Quarter	15.80	10.72

2008	First Quarter	18.44	12.50
	Second Quarter	35.50	17.50
	Third Quarter	29.85	19.58
	Fourth Quarter	23.25	7.39

2009	First Quarter	12.35	3.14
	Second Quarter	7.71	4.26
	Third Quarter	9.35	4.72
	Fourth Quarter	9.78	6.77

2010	First Quarter	18.79	8.21
	Second Quarter	17.10	8.63
	Third Quarter	18.03	9.95
	Fourth Quarter	19.80	14.18

2011	First Quarter (through the pricing date)	18.67	14.95

Netflix, Inc.

Netflix, Inc. is an online movie rental service. The company ships DVDs with no due dates or late fees, directly to the subscriber's address. The company also provides background information on DVD releases, including critic reviews, member reviews and ratings, and personalized movie recommendations. Its common stock trades on the Nasdaq Global Select Market under the symbol "NFLX."

Historical Information of the Common Stock of Netflix, Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	26.80	20.30
	Second Quarter	25.99	19.05
	Third Quarter	22.09	15.62
	Fourth Quarter	29.14	20.60

2008	First Quarter	39.65	20.38
	Second Quarter	40.90	26.05
	Third Quarter	33.97	26.40
	Fourth Quarter	30.66	17.90

2009	First Quarter	44.40	28.78
	Second Quarter	50.24	36.25
	Third Quarter	48.20	37.93
	Fourth Quarter	61.65	44.31

2010	First Quarter	75.65	48.52
	Second Quarter	127.95	73.62
	Third Quarter	174.38	95.33
	Fourth Quarter	209.24	147.39

2011	First Quarter (through the pricing date)	247.55	173.50

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market. Its common stock trades on the Nasdaq Global Select Market under the symbol "NVDA."

Historical Information of the Common Stock of NVIDIA Corporation, Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	25.01	18.69
	Second Quarter	29.25	18.85
	Third Quarter	37.20	27.00
	Fourth Quarter	39.67	29.11

2008	First Quarter	34.14	17.31
	Second Quarter	25.35	17.61
	Third Quarter	18.78	8.81
	Fourth Quarter	10.74	5.75

2009	First Quarter	10.70	7.09
	Second Quarter	12.39	8.33
	Third Quarter	16.57	9.72
	Fourth Quarter	18.94	11.56

2010	First Quarter	18.95	15.15
	Second Quarter	18.12	10.21
	Third Quarter	12.34	8.65
	Fourth Quarter	15.42	10.38

2011	First Quarter (through the pricing date)	26.17	15.42

Patriot Coal Corporation

Patriot Coal Corporation is a coal mining company. The company operates in Central and Northern Appalachia and the Illinois Basin. Its common stock trades on the NYSE under the symbol "PCX."

Historical Information of the Common Stock of Patriot Coal Corporation.

The following table sets forth the high and low prices of the Reference Stock from the fourth quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	Fourth Quarter	21.50	13.58

2008	First Quarter	28.89	16.14
	Second Quarter	82.02	23.13
	Third Quarter	77.65	24.09
	Fourth Quarter	28.45	5.24

2009	First Quarter	9.00	2.76
	Second Quarter	10.90	3.51
	Third Quarter	14.12	4.97
	Fourth Quarter	17.24	10.21

2010	First Quarter	22.25	13.88
	Second Quarter	24.25	11.68
	Third Quarter	14.02	9.77
	Fourth Quarter	19.94	11.52

2011	First Quarter (through the pricing date)	29.19	19.68

Sirius XM Radio Inc.

Sirius XM Radio Inc. broadcasts various channels of audio from its satellites. The company provides its services throughout the continental United States for a monthly subscription fee. Sirius delivers various streams of commercial-free music in every genre, as well as streams of news, sports, weather, talk, comedy, and public radio. Its common stock trades on the Nasdaq Global Select Market under the symbol "SIRI."

Historical Information of the Common Stock of Sirius XM Radio Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	4.24	3.18
	Second Quarter	3.24	2.66
	Third Quarter	3.59	2.71
	Fourth Quarter	3.94	2.76

2008	First Quarter	3.84	2.51
	Second Quarter	2.92	1.80
	Third Quarter	2.75	0.57
	Fourth Quarter	0.68	0.12

2009	First Quarter	0.43	0.05
	Second Quarter	0.63	0.30
	Third Quarter	0.78	0.37
	Fourth Quarter	0.68	0.51

2010	First Quarter	1.18	0.61
	Second Quarter	1.25	0.84
	Third Quarter	1.20	0.90
	Fourth Quarter	1.69	1.18

2011	First Quarter (through the pricing date)	1.88	1.49

Veeco Instruments Inc.

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. The company has technology positions in three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Its common stock trades on the Nasdaq Global Select Market under the symbol "VECO."

Historical Information of the Common Stock of Veeco Instruments Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	21.03	18.26
	Second Quarter	21.12	16.91
	Third Quarter	22.28	15.47
	Fourth Quarter	20.50	15.81

2008	First Quarter	18.44	12.04
	Second Quarter	19.81	16.00
	Third Quarter	18.50	14.31
	Fourth Quarter	14.82	3.53

2009	First Quarter	7.24	3.86
	Second Quarter	13.26	6.08
	Third Quarter	23.75	11.06
	Fourth Quarter	34.83	21.43

2010	First Quarter	45.00	29.23
	Second Quarter	54.50	29.54
	Third Quarter	47.73	30.26
	Fourth Quarter	50.90	32.89

2011	First Quarter (through the pricing date)	53.27	42.51

Baidu, Inc.

Baidu, Inc. operates an Internet search engine. The company offers algorithmic search, enterprise search, pay for performance and news, MP3, and image searches. This Reference Stock is an ADR that trades on the NYSE under the symbol “BIDU.”

Historical Information of the American Depository Receipts of Baidu, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the second quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	13.41	9.35
	Second Quarter	17.20	9.28
	Third Quarter	30.44	16.10
	Fourth Quarter	42.92	28.07

2008	First Quarter	39.77	20.12
	Second Quarter	38.29	24.30
	Third Quarter	35.34	22.70
	Fourth Quarter	27.48	10.05

2009	First Quarter	19.77	10.50
	Second Quarter	31.00	17.10
	Third Quarter	40.80	26.80
	Fourth Quarter	44.33	35.30

2010	First Quarter	62.85	38.48
	Second Quarter	82.29	59.70
	Third Quarter	107.19	65.90
	Fourth Quarter	115.04	94.34

2011	First Quarter (through the pricing date)	136.48	97.58

Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is a diversified mining and natural resources company. The company mines for iron ore and coal in locations across North America, South America, and Australia. Its common stock is traded on the NYSE under the symbol “CLF.”

Historical Information of the Common Stock of Cliffs Natural Resources Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	32.42	23.00
	Second Quarter	46.03	32.10
	Third Quarter	45.00	28.21
	Fourth Quarter	53.09	36.76

2008	First Quarter	63.88	38.63
	Second Quarter	121.88	57.32
	Third Quarter	118.10	42.16
	Fourth Quarter	53.30	13.73

2009	First Quarter	32.48	11.81
	Second Quarter	32.11	17.18
	Third Quarter	35.56	19.45
	Fourth Quarter	48.08	29.07

2010	First Quarter	73.95	39.14
	Second Quarter	76.14	46.65
	Third Quarter	68.83	44.38
	Fourth Quarter	80.40	61.95

2011	First Quarter (through the pricing date)	101.58	79.15

Cirrus Logic, Inc.

Cirrus Logic, Inc. designs and manufactures integrated circuits that employ precision linear and advanced mixed-signal processing technologies. The company's products enable system-level applications in mass storage, audio, and precision data conversion. The company serves a broad customer base in the mass storage, industrial, and audio markets. Its common stock trades on the Nasdaq Global Select Market under the symbol “CRUS.”

Historical Information of the Common Stock of Cirrus Logic, Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	9.44	6.83
	Second Quarter	8.93	7.05
	Third Quarter	8.85	6.19
	Fourth Quarter	7.44	4.47

2008	First Quarter	6.80	4.00
	Second Quarter	7.63	5.50
	Third Quarter	6.55	4.46
	Fourth Quarter	5.95	2.28

2009	First Quarter	4.34	2.17
	Second Quarter	4.98	3.25
	Third Quarter	6.22	4.01
	Fourth Quarter	6.90	4.51

2010	First Quarter	8.67	6.23
	Second Quarter	18.85	8.37
	Third Quarter	20.95	14.55
	Fourth Quarter	18.18	12.39

2011	First Quarter (through the pricing date)	25.48	16.07

Foster Wheeler AG

Foster Wheeler AG provides design, engineering, construction, manufacturing, project development and management, research, plant operations, and environmental services. The company serves the petrochemical, petroleum and gas, pharmaceutical, chemical processing, and other industries. The company's products include fired heaters and steam generating units. Its common stock is traded on NASDAQ Global Select Market under the symbol “FWLT.”

Historical Information of the Common Stock of Foster Wheeler AG.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	29.79	23.25
	Second Quarter	55.19	28.97
	Third Quarter	68.39	42.18
	Fourth Quarter	84.20	63.24

2008	First Quarter	85.65	46.08
	Second Quarter	79.97	55.86
	Third Quarter	75.00	30.51
	Fourth Quarter	35.29	13.86

2009	First Quarter	28.18	12.73
	Second Quarter	28.73	17.00
	Third Quarter	35.81	18.33
	Fourth Quarter	33.95	27.48

2010	First Quarter	35.01	23.98
	Second Quarter	32.37	20.54
	Third Quarter	25.89	20.34
	Fourth Quarter	35.39	22.53

2011	First Quarter (through the pricing date)	39.75	32.48

Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. roasts Arabica coffees and offers various coffee selections. The company's products include single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees sold under the Green Mountain Coffee Roasters brand. The company serves offices, supermarkets, and convenience stores, and operates a direct mail business. Its common stock is traded on NASDAQ Global Select Market under the symbol “GMCR.”

Historical Information of the Common Stock of Green Mountain Coffee Roasters, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	4.85	3.64
	Second Quarter	6.05	4.49
	Third Quarter	9.54	5.79
	Fourth Quarter	9.33	6.58

2008	First Quarter	9.29	5.56
	Second Quarter	9.94	6.47
	Third Quarter	9.33	6.99
	Fourth Quarter	9.11	5.19

2009	First Quarter	11.22	7.13
	Second Quarter	21.21	10.19
	Third Quarter	25.29	17.76
	Fourth Quarter	27.65	19.87

2010	First Quarter	32.83	26.04
	Second Quarter	33.20	21.85
	Third Quarter	37.95	24.84
	Fourth Quarter	38.86	26.14

2011	First Quarter (through the pricing date)	64.33	32.74

Seabridge Gold Inc.

Seabridge Gold, Inc. acquires gold projects in North America. The company expands and verifies these resources, moves them to reserves to determine their economic value, and either sells to or forms joint ventures with larger companies for mine construction and production. Its common stock is traded on the NYSE AMEX under the symbol “SA.”

Historical Information of the Common Stock of Seabridge Gold Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	17.31	11.02
	Second Quarter	20.90	14.38
	Third Quarter	33.49	20.75
	Fourth Quarter	39.40	23.85

2008	First Quarter	33.50	18.60
	Second Quarter	24.80	19.89
	Third Quarter	23.40	12.10
	Fourth Quarter	17.50	6.25

2009	First Quarter	24.31	11.45
	Second Quarter	30.85	18.89
	Third Quarter	33.01	24.85
	Fourth Quarter	29.57	19.38

2010	First Quarter	29.55	20.85
	Second Quarter	37.93	24.21
	Third Quarter	31.11	24.23
	Fourth Quarter	31.40	25.28

2011	First Quarter (through the pricing date)	36.22	27.25

Silver Wheaton Corp.

Silver Wheaton Corp. purchases and sells by-product silver from operating mines. The Company has long term contracts to purchase all or a portion of the silver production from mines in Mexico, Sweden, Peru, Greece and the United States. Its common stock is traded on the NYSE under the symbol “SLW.”

Historical Information of the Common Stock of Silver Wheaton Corp.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	11.15	8.83
	Second Quarter	12.47	9.30
	Third Quarter	14.91	9.72
	Fourth Quarter	18.30	13.12

2008	First Quarter	19.53	14.25
	Second Quarter	17.60	12.56
	Third Quarter	15.93	7.66
	Fourth Quarter	8.65	2.51

2009	First Quarter	8.81	4.88
	Second Quarter	10.97	7.07
	Third Quarter	13.33	7.12
	Fourth Quarter	17.44	11.67

2010	First Quarter	17.80	13.04
	Second Quarter	21.89	15.96
	Third Quarter	27.10	17.64
	Fourth Quarter	42.34	25.35

2011	First Quarter (through the pricing date)	46.38	28.86

Hecla Mining Company

Hecla Mining Company explores, develops, and mines precious metals, gold and silver. The company has operations in the United States and Mexico. Its common stock is traded on the NYSE under the symbol “HL.”

Historical Information of the Common Stock of Hecla Mining Company.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	9.21	6.36
	Second Quarter	9.89	7.47
	Third Quarter	9.38	6.58
	Fourth Quarter	12.57	8.18

2008	First Quarter	12.79	8.06
	Second Quarter	13.10	7.40
	Third Quarter	9.94	4.00
	Fourth Quarter	4.91	1.03

2009	First Quarter	2.95	1.17
	Second Quarter	3.89	1.85
	Third Quarter	5.04	2.26
	Fourth Quarter	7.47	3.80

2010	First Quarter	6.99	4.27
	Second Quarter	6.47	4.90
	Third Quarter	6.44	4.52
	Fourth Quarter	11.52	6.20

2011	First Quarter (through the pricing date)	11.56	7.81

Akamai Technologies, Inc.

Akamai Technologies, Inc. provides global delivery services for Internet content, streaming media, and applications and global Internet traffic management. The company uses technology and software based on mathematical formulas and algorithms to monitor Internet traffic patterns. Its common stock is traded on the Nasdaq Global Select Market under the symbol “AKAM.”

Historical Information of the Common Stock of Akamai Technologies, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	59.68	46.60
	Second Quarter	56.25	41.02
	Third Quarter	50.98	27.75
	Fourth Quarter	41.45	28.26

2008	First Quarter	36.00	25.06
	Second Quarter	40.89	29.02
	Third Quarter	35.72	14.61
	Fourth Quarter	17.94	9.29

2009	First Quarter	20.85	12.31
	Second Quarter	23.55	18.65
	Third Quarter	21.55	15.86
	Fourth Quarter	26.27	18.00

2010	First Quarter	32.46	24.50
	Second Quarter	46.72	31.13
	Third Quarter	53.06	36.69
	Fourth Quarter	54.65	42.92

2011	First Quarter (through the pricing date)	52.71	34.60

DryShips Inc.

DryShips Inc. owns and operates drybulk carriers. Commodities transported by the company consist of major bulks, which include iron ore, coal, and grain, and minor bulks such as bauxite, phosphate and steel products. The company also owns Ultra Deep Water Rigs. Its common stock trades on the Nasdaq Global Select Market under the symbol "DRYS."

Historical Information of the Common Stock of DryShips Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	23.67	16.85
	Second Quarter	44.75	22.66
	Third Quarter	93.35	43.51
	Fourth Quarter	131.34	69.63

2008	First Quarter	88.49	48.24
	Second Quarter	116.43	58.65
	Third Quarter	81.45	30.52
	Fourth Quarter	38.86	3.04

2009	First Quarter	17.35	2.73
	Second Quarter	11.48	4.35
	Third Quarter	7.99	4.90
	Fourth Quarter	7.62	5.66

2010	First Quarter	6.95	5.07
	Second Quarter	6.82	3.57
	Third Quarter	4.99	3.28
	Fourth Quarter	6.44	4.06

2011	First Quarter (through the pricing date)	5.61	4.49

Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. The company’s casino's offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities. Its common stock is traded on the NYSE under the symbol “LVS.”

Historical Information of the Common Stock of Las Vegas Sands Corp.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	109.45	81.01
	Second Quarter	91.91	71.24
	Third Quarter	142.75	75.56
	Fourth Quarter	148.76	102.50

2008	First Quarter	105.35	70.00
	Second Quarter	83.13	45.30
	Third Quarter	59.00	30.56
	Fourth Quarter	37.00	2.89

2009	First Quarter	9.15	1.38
	Second Quarter	11.84	3.08
	Third Quarter	20.73	6.32
	Fourth Quarter	18.83	12.95

2010	First Quarter	22.49	14.89
	Second Quarter	27.84	18.09
	Third Quarter	35.87	20.73
	Fourth Quarter	55.46	34.61

2011	First Quarter (through the pricing date)	51.00	36.05

United Continental Holdings Inc.

United Continental Holdings Inc. is an airline holding company. The company owns and operates airlines that transport persons, property and mail throughout the United States and abroad. Its common stock trades on the NYSE under the symbol "UAL."

Historical Information of the Common Stock of United Continental Holdings Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	51.56	36.64
	Second Quarter	44.32	31.62
	Third Quarter	50.00	35.90
	Fourth Quarter	51.60	33.48

2008	First Quarter	41.45	19.71
	Second Quarter	24.87	5.22
	Third Quarter	15.84	2.80
	Fourth Quarter	16.73	4.55

2009	First Quarter	12.88	3.45
	Second Quarter	6.90	3.08
	Third Quarter	9.76	3.07
	Fourth Quarter	13.33	6.23

2010	First Quarter	20.59	12.14
	Second Quarter	24.58	16.39
	Third Quarter	24.55	18.43
	Fourth Quarter	29.75	23.14

2011	First Quarter (through the pricing date)	27.71	21.66

Walter Energy, Inc.

Walter Energy, Inc. mines coal. The company produces metallurgical steam and industrial coal; manufactures blast furnace, foundry, industrial and buckwheat coke; and produces light oil, coal tar, and ammonium sulfate. The company also degasifies coalbeds and sells the gas to a utility. Its common stock trades on the NYSE under the symbol "WLT."

Historical Information of the Common Stock of Walter Energy, Inc.

The following table sets forth the high and low prices of the Reference Stock from the first quarter of 2007 through the pricing date.

		High ($)	Low ($)

2007	First Quarter	28.75	23.90
	Second Quarter	32.52	25.58
	Third Quarter	32.23	20.53
	Fourth Quarter	38.79	26.80

2008	First Quarter	64.45	30.78
	Second Quarter	111.87	61.66
	Third Quarter	110.21	39.08
	Fourth Quarter	46.88	11.12

2009	First Quarter	26.25	15.19
	Second Quarter	38.74	21.57
	Third Quarter	67.79	34.27
	Fourth Quarter	80.08	53.11

2010	First Quarter	94.00	63.60
	Second Quarter	99.40	60.31
	Third Quarter	84.78	57.64
	Fourth Quarter	131.25	78.79

2011	First Quarter (through the pricing date)	139.96	111.35

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in a Note.

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in a note, based on a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $80.00 (80.00% of the hypothetical Initial Stock Price), and a range of hypothetical Final Stock Prices and assuming that the closing price of the Reference Stock declines in the manner set forth in the column below, “Hypothetical Lowest Closing Price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Lowest Closing Price during the Monitoring Period	Hypothetical Lowest Closing Price during the Monitoring Period Expressed as a Percentage of the Initial Stock Price	Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity	Total Value of Payment Received at Maturity*
$70.00	70%	$110.00	110%	$1,000.00	$1,000.00
$75.00	75%	$90.00	90%	10 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$100.00	100%	$100.00	100%	$1,000.00	$1,000.00
$80.00	80%	$60.00	60%	10 shares of the Reference Stock or the Cash Delivery Amount	$600.00
$80.00	80%	$85.00	85%	$1,000.00	$1,000.00
$50.00	50%	$50.00	50%	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	$25.00	25%	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	$0.00	0%	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

*
Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: The lowest closing price of the Reference Stock during the Monitoring Period was $70.00, which is less than the Trigger Price, but the Final Stock Price is $110.00. Because the Final Stock Price of $110.00 is greater than the Initial Stock Price of $100.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Reference Stock closed at a price less than the Trigger Price during the Monitoring Period.

Example 2: The lowest closing price of the Reference Stock during the Monitoring Period was $75.00, which is less than the Trigger Price, and the Final Stock Price is $90.00, which is less than the Initial Stock Price. Because the Final Stock Price of $90.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock declined to a closing price that is less than the Trigger Price of $80.00 on at least one trading day during the Monitoring Period, you will receive at maturity the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Because the Final Stock Price of the Reference Stock is $90.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $900.00 per $1,000 in principal amount of the notes.

Example 3: The closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any trading day during the Monitoring Period prior to the Valuation Date.  However, the closing price of the Reference Stock on the Valuation Date is $60.00, which is less than the Trigger Price.  Because the Final Stock Price of $60.00 is less than the Initial Stock Price of $100.00 and the Final Stock Price has declined to a closing price that is less than the Trigger Price of $80.00, you will receive the Physical Delivery Amount (or, at our election, the Cash Delivery Amount) at maturity. Because the Final Stock Price of the Reference Stock is $60.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $600.00 per $1,000 in principal amount of the notes.

Example 4: The Final Stock Price of $80.00 is less than the Initial Stock Price of $100.00 and the closing price of the Reference Stock does not decline to a closing price that is less than the Trigger Price on any day during the Monitoring Period.  Because the closing price of the Reference Stock has not declined to a closing price that is less than the Trigger Price of $80.00, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the notes, even though the Final Stock Price of $80.00 is less than the Initial Stock Price of $100.00.

Regardless of the performance of the applicable Reference Stock or of the payment that you receive at maturity, you will receive the applicable interest payments on the notes.

Certain U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the Notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0061	LDK Solar Company, Ltd.	20.55%	0.31%	20.24%
0062	ATP Oil & Gas Corporation	16.00%	0.31%	15.69%
0063	US Airways Group, Inc.	15.60%	0.31%	15.29%
0064	McMoRan Exploration Co.	10.30%	0.31%	9.99%
0065	Netflix Inc.	10.55%	0.31%	10.24%
0066	NVIDIA Corporation	17.00%	0.31%	16.69%
0067	Patriot Coal Corporation	19.00%	0.31%	18.69%
0068	Sirius XM Radio Inc.	12.90%	0.31%	12.59%
0069	Veeco Instruments Inc.	17.10%	0.31%	16.79%
0070	Baidu, Inc.	10.00%	0.31%	9.69%
0071	Cliffs Natural Resources Inc.	12.00%	0.31%	11.69%
0073	Cirrus Logic, Inc.	17.70%	0.31%	17.39%
0075	Foster Wheeler AG	10.40%	0.31%	10.09%
0076	Green Mountain Coffee Roasters, Inc.	17.80%	0.31%	17.49%
0077	Seabridge Gold, Inc.	8.75%	0.31%	8.44%
0078	Silver Wheaton Corporation	13.95%	0.31%	13.64%
0079	Hecla Mining Company	16.10%	0.46%	15.64%
0080	Akamai Technologies, Inc.	10.00%	0.46%	9.54%
0081	DryShips Inc.	13.50%	0.46%	13.04%
0082	Las Vegas Sands Corp.	15.50%	0.46%	15.04%
0083	United Continental Holdings Inc.	16.30%	0.46%	15.84%
0084	Walter Energy, Inc.	17.75%	0.46%	17.29%
0123	ATP Oil & Gas Corporation	12.05%	0.31%	11.74%
0124	Hecla Mining Company	13.54%	0.31%	13.23%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated December 3, 2010 under “Supplemental United States Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.